                                                                      Exhibit 16

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                      STOCK PURCHASE AND EXCHANGE AGREEMENT

                                      among

                          INFOGRAMES ENTERTAINMENT S.A.



                    GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.




                       GAP COINVESTMENT PARTNERS II, L.P.




                                       and

                               GAPCO GmbH & Co. KG

                        ---------------------------------
                            Dated: December 28, 2001
                        ---------------------------------

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                                Table of Contents
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ARTICLE I DEFINITIONS....................................................................................1

ARTICLE II PURCHASE AND SALE OF COMMON STOCK; EXCHANGE...................................................2
         2.1        Purchase and Sale of Common Stock....................................................2
         2.2        Exchange of Notes....................................................................2

ARTICLE III THE CLOSING..................................................................................3
         3.1        Closing..............................................................................3
         3.2        Closing Deliveries...................................................................3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................5
         4.1        Corporate Existence and Power........................................................5
         4.2        Authorization; No Contravention......................................................5
         4.3        Certain US Securities Law Matters....................................................5
         4.4        Capitalization.......................................................................6
         4.5        Stock Dividend.......................................................................6

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...............................................6
         5.1        Existence and Power..................................................................6
         5.2        Authorization; No Contravention......................................................6
         5.3        Certain US Securities Law Matters....................................................7
         5.4        Other Matters........................................................................8

ARTICLE VI AFFIRMATIVE COVENANTS.........................................................................8
         6.1        Lock-Up..............................................................................8
         6.2        Cooperation in Sales Effort..........................................................9
         6.3        Board Representation................................................................10
         6.4        Registration Rights.................................................................10

ARTICLE VII MISCELLANEOUS...............................................................................11
         7.1        Representations and Warranties......................................................11
         7.2        Notices.............................................................................11
         7.3        Successors and Assigns; Third Party Beneficiaries...................................12
         7.4        Amendment and Waiver................................................................12
         7.5        Counterparts........................................................................13
         7.6        Headings............................................................................13
         7.7        Governing Law; Jurisdiction.........................................................13
         7.8        Severability........................................................................13
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         7.9        Rules of Construction...............................................................13
         7.10       Entire Agreement....................................................................13
         7.11       Fees................................................................................13
         7.12       Publicity; Confidentiality..........................................................14
         7.13       Further Assurances..................................................................14
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EXHIBITS

Exhibit A                    Definitions

Exhibit B                    Instruction Letter

Exhibit C                    Bank Account Information

Exhibit D                    Attestation d'inscription en compte

Exhibit E                    Capitalization Table


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                      STOCK PURCHASE AND EXCHANGE AGREEMENT

                  STOCK PURCHASE AND EXCHANGE AGREEMENT, dated December 28, 2001 (this "Agreement"), among INFOGRAMES ENTERTAINMENT S.A., a French societe anonyme (the "Company"); GENERAL ATLANTIC PARTNERS (BERMUDA) L.P., a Bermuda exempted limited partnership ("GAP Bermuda"); GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment"); and GAPCO GmbH & Co. KG, a German limited partnership ("GAP Germany"); and, collectively with GAP Bermuda and GAP Coinvestment, the "Purchasers").

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to sell 3,795,516 shares of common stock (actions ordinaires) of the Company (the "Common Stock") held by the Company as actions d'autodetention to GAP Bermuda for an aggregate purchase price of $40,812,000,

                  WHEREAS upon the terms and conditions set forth in this Agreement, the Company proposes to sell 847,080 shares of Common Stock held by the Company as actions d'autodetention to GAP Coinvestment for an aggregate purchase price of $9,108,382;

                  WHEREAS upon the terms and conditions set forth in this Agreement, the Company proposes to sell 7,404 shares of Common Stock held by the Company as actions d'autodetention to GAP Germany for an aggregate purchase price of $79,618; and

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to sell 2,734,404 shares of Common Stock held by the Company as actions d'autodetention to GAP Bermuda in exchange for the transfer by GAP Bermuda of the US Subsidiary Note I (as defined below), and 615,596 shares of Common Stock held by the Company as actions d'autodetention to GAP Coinvestment in exchange for the transfer by GAP Coinvestment of the US Subsidiary Note II (as defined below).

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  As used in this Agreement, and unless the context requires a different meaning, the terms set forth on Exhibit A have the meanings indicated therein.
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                                   ARTICLE II

                   PURCHASE AND SALE OF COMMON STOCK; EXCHANGE

                  2.1 Purchase and Sale of Common Stock.

                  (a) On the Closing Date, the Company shall sell to GAP Bermuda, and GAP Bermuda shall purchase from the Company, 3,795,516 shares of Common Stock held by the Company as actions d'autodetention, for an aggregate purchase price of $40,812,000 (the "GAP Bermuda Cash Purchase Price") (the shares of Common Stock transferred pursuant to this Section 2.1(a) being referred to herein as the "GAP Bermuda Cash Shares").

                  (b) On the Closing Date, the Company shall sell to GAP Coinvestment, and GAP Coinvestment shall purchase from the Company, 847,080 shares of Common Stock held by the Company as actions d'autodetention, for an aggregate purchase price of $9,108,382 (the "GAP Coinvestment Cash Purchase Price") (the shares of Common Stock transferred pursuant to this Section 2.1(b) being referred to herein as the "GAP Coinvestment Cash Shares,"

                  (c) On the Closing Date, the Company shall sell to GAP Germany, and GAP Germany shall purchase from the Company, 7,404 shares of Common Stock held by the Company as actions d'autodetention, for an aggregate purchase price of $79,618 (the "GAP Germany Cash Purchase Price") (the shares of Common Stock transferred pursuant to this Section 2.1(c) being referred to herein as the "GAP Germany Cash Shares," and, together with the GAP Bermuda Cash Shares and the GAP Coinvestment Cash Shares, the "Cash Shares")

                  (d) Prior to the Closing, the Company shall have converted the Cash Shares into bearer form (au porteur) and transferred the Cash Shares to an account opened in its name in the books of the Banque de Neuflize Schlumberger Mallet Demachy (N.S.M.D.), 3, avenue Hoche, 75008 Paris, France (the "Accredited Intermediary").

                  2.2 Exchange of Notes.

                  (a) On the Closing Date, the Company shall sell to GAP Bermuda and GAP Bermuda shall purchase from the Company, 2,734,404 shares of Common Stock held by the Company as actions d'autodetention, in exchange for the transfer by GAP Bermuda to the Company of the US Subsidiary Note I (all of the shares of Common Stock being purchased pursuant to this Section 2.2(a) being referred to herein as the "Exchange Shares I").

                  (b) On the Closing Date, the Company shall sell to GAP Coinvestment and GAP Coinvestment shall purchase from the Company, 615,596 shares of Common Stock held by the Company as actions d'autodetention, in exchange for the transfer by GAP Coinvestment to the Company of the US
Subsidiary Note II (all of the shares of Common Stock being purchased pursuant to this Section 2.2(b) being referred to herein
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as the "Exchange Shares II", and, together with the Cash Shares and the Exchange
Shares I, the "Purchased Shares").

                                  ARTICLE III

                                   THE CLOSING

                  3.1 Closing.

                  (a) The closing (the "Closing") of the transactions referred to in Sections 2.1 and 2.2 shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 62, rue du Faubourg St.-Honore, 75008 Paris, France at 5:00 p.m., local time, on December 28, 2001 (the "Closing Date").

                  (b) In connection with the closing of the sale and transfer of the Purchased Shares, the Purchasers and the Company shall have provided the Accredited Intermediary with a signed transaction execution letter in the form of Exhibit B hereof (the "Instruction Letter") sufficiently in advance of the Closing for the purpose of the immediate implementation of the sale and transfer of the Purchased Shares at the Closing as an off-market block trade in accordance with Articles 4-1-32, 4-1-32-1 and 4-1-33 of the Reglement General du Conseil des Marches Financiers.

                  3.2 Closing Deliveries.

                  At the Closing:

                  (a) GAP Bermuda shall (i) pay to the Company the GAP Bermuda Cash Purchase Price, by wire transfer of immediately available funds to the account designated in Exhibit C hereto (the "Account") (ii) deliver to the Company the US Subsidiary Note I, duly endorsed for transfer or assigned to the Company, and (iii) deliver to the Company such other agreements, instruments, certificates and other documents as may be necessary to effectuate completely the transactions contemplated hereby.

                  (b) GAP Coinvestment shall (i) pay to the Company the GAP Coinvestment Cash Purchase Price, by wire transfer of immediately available funds to the Account, (ii) deliver to the Company the US Subsidiary Note II, duly endorsed for transfer or assigned to the Company, and (iii) deliver to the Company such other agreements, instruments, certificates and other documents as may be necessary to effectuate completely the transactions contemplated hereby.

                  (c) GAP Germany shall (i) pay to the Company (or GAP Germany shall cause GAP Bermuda or GAP Coinvestment to pay to the Company on its behalf) the GAP Germany Cash Purchase Price, by wire transfer of immediately available funds to the Account, and (ii) deliver to the Company such other agreements, instruments, certificates and other documents as may be necessary to effectuate completely the transactions contemplated hereby.
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                  (d) The Company shall cause the Accredited Intermediary to transfer, and the Accredited Intermediary shall transfer, in accordance with the Instruction Letter, the GAP Bermuda Cash Shares and the Exchange Shares I to the account at the Accredited Intermediary in the name of GAP Bermuda, and the Company shall cause the Accredited Intermediary to deliver, and the Accredited Intermediary shall deliver, to GAP Bermuda on the Closing Date an attestation d'inscription en compte (confirmation of registration of the GAP Bermuda Cash Shares and the Exchange Shares I in the name of GAP Bermuda), in the form of Exhibit D hereto, indicating the number of GAP Bermuda Cash Shares and Exchange Shares I held by for the account of GAP Bermuda at the Accredited Intermediary.

                  (e) The Company shall cause the Accredited Intermediary to transfer, and the Accredited Intermediary shall transfer, in accordance with the Instruction Letter, the GAP Coinvestment Cash Shares and the Exchange Shares II to the account at the Accredited Intermediary in the name of GAP Coinvestment, and the Company shall cause the Accredited Intermediary to deliver, and the Accredited Intermediary shall deliver, to GAP Coinvestment on the Closing Date an attestation d'inscription en compte (in the form of Exhibit D hereto, indicating the number of GAP Coinvestment Cash Shares and Exchange Shares II held for the account of GAP Coinvestment at the Accredited Intermediary.

                  (f) The Company shall cause the Accredited Intermediary to transfer, and the Accredited Intermediary shall transfer, in accordance with the Instruction Letter, the GAP Germany Cash Shares to an account at the Accredited Intermediary in the name of GAP Germany and the Company shall cause the Accredited Intermediary to deliver, and the Accredited Intermediary shall deliver, to GAP Germany, on the Closing Date an attestation d'inscription en compte (in the form of Exhibit D hereto, indicating the number of the GAP Germany Cash Shares held for the account of GAP Germany at the Accredited Intermediary.

                  (g) The Company shall deliver to the Purchasers (i) a legal opinion from Shearman & Sterling, counsel to the Company, confirming the exemption from registration under the Securities Act of the offer and sale of the Purchased Shares hereunder and (ii) such other agreements, instruments, certificates and other documents as may be necessary to effectuate completely the transactions contemplated hereby.

                  Each of the foregoing deliveries made on the Closing Date shall be deemed to have been made simultaneously. If any such delivery shall not have been made on the Closing Date, then all of the foregoing deliveries shall be deemed not to have been made.
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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement for the Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to each of the Purchasers as follows:

                  4.1 Corporate Existence and Power. The Company (a) is a societe anonyme duly organized and validly existing under the laws of France;
(b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                  4.2 Authorization; No Contravention.

                  (a) The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including without limitation the sale and transfer of the Purchased Shares to the Purchasers in accordance herewith, (i) have been duly authorized by all necessary corporate action of the Company; (ii) do not contravene the terms of the Statuts; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any Requirement of Law applicable to the Company or any of its Subsidiaries that would affect the validity of the transactions contemplated hereby; and (iv) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries that would affect the validity of the transactions contemplated hereby.

                  (b) No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or the transactions contemplated hereby.

                  (c) The Senior Debt (as such term is defined in the US Subsidiary Notes) has been repaid in full and the consent of the Administrative Agent (as such term is defined in the US Subsidiary Notes) is not required in connection with the transactions contemplated hereby.

                  4.3 Certain US Securities Law Matters. Neither the Company nor any authorized Person acting on its behalf has, in connection with the offer, sale or exchange or issuance of Purchased Shares, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act or
(iii) any action that would require the registration under the
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                                                                               6

Securities Act of the offering, sale or exchange of the Purchased Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing Date make, directly or indirectly, any offer or sale of the Purchased Shares if, as a result, the offer and sale contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

                  4.4 Capitalization. Set forth on Exhibit E hereto is the share capital and voting rights of the Company (i) as of the date hereof and (ii) pro forma as of the date hereof to give effect to the transactions contemplated hereby, in each case, on a primary and fully-diluted basis.

                  4.5 Stock Dividend. In accordance with and as contemplated by the press release issued by the Company on December 21, 2001, the holders of the Purchased Shares shall be entitled to receive the 1-for-20 stock dividend (attribution gratuite) referred to therein payable on or about January 16, 2002 to all holders of shares of Common Stock registered as of January 15, 2002.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  As an inducement for the Company to enter into this Agreement and consummate the transactions contemplated hereby, each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as follows:

                  5.1 Existence and Power. Such Purchaser (a) is a limited partnership, corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership, corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement.

                  5.2 Authorization; No Contravention.

                  (a) The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby, including without limitation the payment of the Cash Purchase Price and the transfer of the US Subsidiary Notes, in each case, to the Company in accordance herewith, (i) have been duly authorized by all necessary action of such Purchaser; (ii) do not contravene the terms of such Purchaser's organizational documents; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any Requirement of Law applicable to such Purchaser that would affect the validity of the transactions contemplated hereby; and (iv) do not violate any Order of any Governmental Authority against, or binding upon, such Purchaser that would affect the validity of the transactions contemplated hereby.
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                  (b) No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or (assuming the accuracy of the representation and warranty made by the Company in Section 4.2(c)) any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required to be obtained by the Purchasers in connection with the execution, delivery or performance by, or enforcement against, such Purchaser of this Agreement or the transactions contemplated hereby.

                  5.3 Certain US Securities Law Matters.

                  (a) Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control (except as provided in Section 6.1). If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect.

                  (b) Restricted Securities; Reliance. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

                  (c) Accredited Investor. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

                  (d) Experience. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its Purchased Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

                  (e) Access to Information. Such Purchaser acknowledges that it has reviewed the Company's publicly available filings and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering
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of the Purchased Shares and the merits and risks of investing in the Purchased
Shares; (ii) access to publicly available information about the Company and the Subsidiaries and the Condition of the Company sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional publicly available information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness as of their respective dates of the Company's publicly available filings and the Company's representations and warranties contained in this Agreement.

                  (f) General Solicitation. Such Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                  5.4 Other Matters. GAP Bermuda, GAP Coinvestment and GAP Germany are each separate "persons" as defined in Section 801.1 of the regulations promulgated under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Rules"). GAP Bermuda and GAP Germany are each a "foreign person" as defined in the HSR Rules.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

                  6.1 Lock-Up.

                  (a) The Purchasers agree that, except as provided in subsections (d) and (e) below, (i) until July 1, 2002 the Purchasers will not, directly or indirectly, without the prior written consent of the Company, offer to sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any of the Purchased Shares and (ii) during the period between July 2, 2002 and July 1, 2003, the Purchasers will not, directly or indirectly, without the prior written consent of the Company, offer to sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of more than an aggregate of four million (4,000,000) Purchased Shares.

                  (b) The Purchasers shall on the Closing Date convert all Purchased Shares that are not in nominative form into nominative form in the books of the Company. The Purchasers shall maintain the Purchased Shares in the nominative form in the books of the Company (i) until July 2, 2002, with respect to all of the Purchased Shares and (ii) until July 1, 2003 with respect to 4,000,000 Purchased Shares, provided, however, that, in the circumstances set forth in subsection (d) below, the Purchasers shall be entitled to the immediate conversion of the Purchased Shares affected thereby into
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bearer form and, upon Notice from any Purchaser requesting such conversion, the
Company shall effectuate such conversion.

                  (c) The number of Purchased Shares subject to the restrictions set forth in this Section 6.1 shall be adjusted as appropriate from time to time to reflect any stock dividend, stock split, split-up, recapitalization, reorganization or other change in the capital structure of the Company relating to the Purchased Shares. Without limiting the foregoing, upon payment of the stock dividend referred to in Section 4.5, (i) the number of Purchased Shares subject to the provisions of subsection (a) shall be 8,400,000 prior to July 2, 2002, and 4,200,000 between July 2, 2002 and July 1, 2003 and (ii) the number of Purchased Shares subject to the provisions of subsection (b) shall be 8,400,000 until July 2, 2002 and 4,200,000 until July 1, 2003.

                  (d) The agreement of the Purchasers set forth in subsections
(a) and (b) above shall not apply:

                           (i) after March 15, 2002, if for any reason a GAP
Director shall not have been appointed or elected to the Board of Directors on or before such date in accordance with the provisions of Section 6.3 or, if so appointed or elected, the GAP Director is not thereafter re-elected to the Board of Directors for any reason (other than as a result of a decision of the Purchasers not to be represented on the Board of Directors);

                           (ii) at all times subsequent to the breach by the
Company of any of the provisions of Section 6.3 in any material respect;

                           (iii) to any sale or transfer to any third party
pursuant to a public offering (including without limitation pursuant to an offre publique d'achat, an offre publique d'echange or an offre publique de retrait) by such third party through a tender of shares into, or acceptance of, such public offering during the last three days thereof; provided, that this exception shall not be available to the extent the transferring Purchaser holds Purchased Shares which are not subject to the restrictions set forth in subsection (a) above; and

                           (iv) to any sale or transfer pursuant to an exercise
of the "piggy-back" registration rights referred to in Section 6.4; provided, that this exception shall not be available to the extent the transferring Purchaser holds Purchased Shares which are not subject to the restrictions set forth in subsection (a) above.

                  (e) The agreement of the Purchasers set forth in subsection
(a) above shall not apply to any sale or transfer by any Purchaser of any of the Purchased Shares to any of its Affiliates if the transferee executes an agreement stating that the transferee is receiving and holding the Purchased Shares subject to the provisions of this Section 6.1 and shall make no further transfer of the Purchased Shares except in accordance with the provisions of this Section 6.1.

                  6.2 Cooperation in Sales Effort. For so long as the Purchasers hold in the aggregate shares representing 3% of the capital stock of the Company, in the event
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either Purchaser shall, following the expiration of the applicable lock-up period provided by Section 6.1(a) (or release therefrom in accordance with Section 6.1(d)), desire to sell all or any of the Purchased Shares to one or more third-party purchasers in any transaction exempt from registration under the Securities Act other than an ordinary market transaction over Euronext-Paris S.A., the Company shall use its best reasonable efforts to assist such Purchaser in respect of such sales effort upon the reasonable request of such Purchaser (by way of example only, through preparation of an offering memorandum and participation in "road show"), provided, that such Purchaser shall be responsible for all of the Company's out-of-pocket expenses related to such assistance.

                  6.3 Board Representation. The Company shall use its best reasonable efforts to have a person nominated by the Purchasers appointed as a director of the Board of Directors (the "GAP Director") in the manner set forth in this Section 6.3, provided that such person shall be reasonably acceptable to the Company (it being the present intention of the Purchasers to nominate Erik Engstrom and it being agreed that Erik Engstrom shall be acceptable to the Company). In order to discharge this obligation, the Company agrees to convene a special meeting of the Board of Directors as soon as reasonably practicable after the Closing Date. At such meeting, the Company will recommend that the Board of Directors temporarily appoint (cooptation a titre provisoire) the GAP Director, subject to applicable laws and regulations. In lieu of such a special meeting of the Board of Directors, the Company may, after consultation with the Purchasers and for good cause, call an ordinary meeting of shareholders for the purpose of electing the GAP Director. Until such time as the GAP Director is appointed or elected (as the case may be), the Company shall provide the person nominated by the Purchasers as the GAP Director with notice (including all board and related materials) of the place, date and hour of each regular or special meeting of the Board of Directors not later than the date on which notice of such meeting is given to the directors of the Company and such person shall be entitled to attend each such board meeting, it being understood and agreed that, if in the opinion of the Company's internal or external counsel, certain matters may not be considered by the Board of Directors in the presence of such representative or such person may not receive board and related materials without violating applicable law or otherwise jeopardizing a legitimate legal interest of the Company, such person may be requested to excuse himself from the board meeting or the Company may refrain from providing such board and related materials, in each case, to the extent necessary not to violate applicable law or to jeopardize a legitimate legal interest. So long as the Purchasers have a material interest in the Company, the Company agrees to use its reasonable efforts to maintain a person nominated by the Purchasers as a member of the Board of Directors.

                  6.4 Registration Rights. As soon as reasonably practicable, the Company shall enter into with the Purchasers a registration rights agreement governed by New York law and including customary terms and conditions (including with respect to reduction at the request of the managing underwriter, primary offering protection, pro rata reduction in relation to other selling shareholders, black-out periods, fees and expenses, and termination or non-application) pursuant to which the Company shall agree (a) to provide the Purchasers with two demand registration rights for an underwritten offering and customary "piggy-back" registration rights with respect to any primary or

                                                                  EXECUTION COPY
                                                                              11


secondary securities offering by the Company or any stockholder of the Company requiring registration with the US Securities and Exchange Commission, such registration right to be exercisable by the Purchasers only (i) from and after any period of 90 days during which more than 40% of the equity float of the Company (including the shares to be offered upon exercise of the registration rights) is in the form of American Depository Receipts or is otherwise traded over a US securities exchange or NASDAQ or (ii) if there is "substantial US market interest" (as defined in Regulation S under the Securities Act) in the equity securities of the Company and the Purchasers are an "affiliate" of the Company within the meaning of the Securities Act, and (b) if during any period of 90 days more than 50% of the equity float of the Company is in the form of American Depository Receipts or is otherwise traded over a US securities exchange or NASDAQ, to include shares of Common Stock held by the Purchasers in a shelf registration (in the form of American Depository Receipts) upon request by the Purchasers at any time following qualification by the Company therefor in respect of a secondary offering. It is the goal of the parties to enter into such registration rights agreement by March 31, 2002, but, for the avoidance of doubt, the failure of the parties to do so, for whatever reason, shall not result in the discharge or modification of any of the obligations of the Company under this Section 6.4. For the avoidance of doubt, nothing herein is intended to create an obligation on behalf of the Company to file a registration statement under the Securities Act or under the Exchange Act or otherwise to make an offering in the US capital markets.

                                  ARTICLE VII

                                  MISCELLANEOUS

                  7.1 Representations and Warranties. The representations and warranties made by the parties in this Agreement shall not survive the Closing, except for Sections 4.2(c), 4.3, 4.5 and 5.3 of this Agreement, which shall survive the Closing indefinitely.

                  7.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  if to the Company:

                  Infogrames Entertainment S.A.
                  1 place Verrazano
                  69252 Lyon Cedex 09, France
                  Telecopy:         04.37.64.30.95
                  Attention:        Thomas Schmider
                                    Frederic Chesnais

                                                                  EXECUTION COPY
                                                                              12


                  with a copy, which shall not constitute notice, to:

                  Shearman & Sterling
                  114, avenue des Champs-Elysees
                  75008 Paris, France
                  Telecopy:         01.53.89.70.70
                  Attention:        Manuel A. Orillac

                  if to any Purchaser:

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830
                  Telecopy:  (203) 622-8818
                  Attention:  Matthew Nimetz

                  with a copy to, which shall not constitute notice:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Telecopy:  (212) 757-3990
                  Attention:  Douglas A. Cifu, Esq.

                  All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; ten (10) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 7.2 designate another address or Person for receipt of notices hereunder.

                  7.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Neither Purchaser may assign any of its rights under this Agreement without consent of the Company. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  7.4 Amendment and Waiver.

                  (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

                                                                  EXECUTION COPY
                                                                              13


                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  7.5 Counterparts. To the extent permitted by applicable law, this Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  7.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  7.7 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE REPUBLIC OF FRANCE. All disputes arising out of or in connection with this Agreement shall be irrevocably settled before a court of competent jurisdiction in Lyons, France.

                  7.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  7.9 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

                  7.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

                  7.11 Fees. Each party shall pay its fees and disbursements (including counsel fees) incurred in connection with the transactions contemplated by this Agreement, except that the Company shall bear all fees and charges of the Accredited

                                                                  EXECUTION COPY
                                                                              14


Intermediary in connection with the transactions contemplated in Articles II and III hereof.

                  7.12 Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Purchasers or the business, technology and financial affairs of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the parties from disclosing information (a) that is already publicly available, (b) that was known to such party on a non-confidential basis prior to its disclosure by the other parties, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such party will use reasonable efforts to notify the other parties in advance of such disclosure so as to permit the other parties to seek a protective order or otherwise contest such disclosure, and such party will use reasonable efforts to cooperate, at the expense of the other parties, with the other parties in pursuing any such protective order, (d) to the extent that such party reasonably believes it appropriate in order to comply with any Requirement of Law, (e) to such party's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by this Agreement; and provided further, that after the Closing, the Purchasers may disclose on the worldwide web page www.gapartners.com, and the Company may disclose on the worldwide web page www.infogrames.com, the name of the Company, the name of the Purchasers, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company's logo and the aggregate amount of the Purchasers' investment in the Company. If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon; provided, however, that the delivering party has no obligation whatsoever to take into account any such comments.

                  7.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                  EXECUTION COPY
                                                                              15


                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase and Exchange Agreement on the date first written above.

                                    INFOGRAMES ENTERTAINMENT S.A.


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:




                                    GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.
                                    By: GAP (BERMUDA) Ltd., a General Partner

                                    By:
                                         ---------------------------------------
                                         Name:Matthew Nimetz
                                         Title: A Vice President

                                    GAP COINVESTMENT PARTNERS II, L.P.


                                    By:
                                         ---------------------------------------
                                         Name:Matthew Nimetz
                                         Title: A General Partner

                                    GAPCO GmbH & Co. KG
                                    By:   GAPCO MANAGEMENT GmbH, its General
                                          Partner

                                    By:
                                         ---------------------------------------
                                         Name: Matthew Nimetz
                                         Title: Managing Director

                                                                  EXECUTION COPY
                                                                       EXHIBIT A


                                   DEFINITIONS

                  "Account" has the meaning set forth in Section 3.2(a) of this Agreement.

                  "Accredited Intermediary" has the meaning set forth in Section 2.1(d) of this Agreement.

                  "Accredited Investor" has the meaning set forth in Section 5.3(c) of this Agreement.

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Board of Directors" means the conseil d'administration of the Company.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or in Paris are authorized or required by law or executive order to close.

                  "Cash Purchase Price" shall mean, collectively, the GAP Bermuda Cash Purchase Price, the GAP Coinvestment Cash Purchase Price and the GAP Germany Cash Purchase Price.

                  "Cash Shares" has the meaning set forth in 2.1(c) of this Agreement.

                  "Closing" has the meaning set forth in Section 3.1(a) of this Agreement.

                  "Closing Date" has the meaning set forth in Section 3.1(a) of this Agreement.

                  "Common Stock" has the meaning set forth in the recitals to this Agreement.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Condition of the Company" means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "Exchange Act" means the US Securities Exchange Act of 1934, as amended, and the rules and regulations of the US Securities and Exchange Commission thereunder.

                                      (i)

                                                                  EXECUTION COPY
                                                                       EXHIBIT A


                  "Exchange Shares I" has the meaning set forth in Section 2.2(a) of this Agreement.

                  "Exchange Shares II" has the meaning set forth in Section 2.2(b) of this Agreement.

                  "GAP Bermuda" has the meaning set forth in the preamble to this Agreement.

                  "GAP Bermuda Cash Purchase Price" has the meaning set forth in 2.1(a) of this Agreement.

                  "GAP Bermuda Cash Shares" has the meaning set forth in 2.1(a) of this Agreement.

                  "GAP Coinvestment" has the meaning set forth in the preamble to this Agreement.

                  "GAP Coinvestment Cash Purchase Price" has the meaning set forth in 2.1(b) of this Agreement.

                  "GAP Coinvestment Cash Shares" has the meaning set forth in 2.1(b) of this Agreement.

                  "GAP Director" has the meaning set forth in Section 6.3 of this Agreement.

                  "GAP Germany" has the meaning set forth in the preamble to this Agreement.

                  "GAP Germany Cash Purchase Price" has the meaning set forth in 2.1(c) of this Agreement.

                  "GAP Germany Cash Shares" has the meaning set forth in 2.1(c) of this Agreement.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "HSR Rules" has the meaning set forth in Section 5.4 of this Agreement.

                  "Instruction Letter" has the meaning set forth in Section 3.1(b) of this Agreement.

                  "Orders" has the meaning set forth in Section 4.2(a) of this Agreement.


                                      (ii)

                                                                  EXECUTION COPY
                                                                       EXHIBIT A


                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Purchased Shares" has the meaning set forth in Section 2.2(b) of this Agreement.

                  "Purchasers" has the meaning set forth in the preamble to this Agreement.

                  "Requirements of Law" means, as to any Person, any law (including Environmental Laws), statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "Securities Act" means the US Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Statuts" means the statuts of the Company in effect on the Closing Date.

                  "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  "US Subsidiary Note I" means the convertible subordinated note issued by Infogrames, Inc. to GAP Bermuda, on December 24, 2001, for a principal amount of $40,812,000.

                  "US Subsidiary Note II" means the convertible subordinated note issued by GT Interactive Software Corp. (now known as Infogrames, Inc.) to GAP Coinvestment, on December 16, 1999, for a principal amount of $9,188,000.

                  "US Subsidiary Notes" means, collectively, the US Subsidiary
Note I and the US Subsidiary Note II.


                                     (iii)

                                                                  EXECUTION COPY
                                                                       EXHIBIT B


                               INSTRUCTION LETTER

                              Le 28 decembre 2001,

Madame Edith Martinot
Banque de Neuflize Schlumberger Mallet Demachy (NSMD)
3, avenue Hoche
75008 Paris

OBJET : Demande conjointe d'execution hors marche d'un bloc d'actions en application des articles 4-1-32, 4-1-32-1 et 4-1-33 du Reglement General du Conseil des Marches Financiers.

         Chere Madame,

         Nous vous donnons par la presente instruction irrevocable de proceder, ce jour, des la fermeture de la Bourse de Paris, a la cession hors marche, en application des articles 4-1-32, 4-1-32-1 et 4-1-33 du Reglement General du Conseil des Marches Financiers, au prix de 12,19 Euros (soit 10,75 US dollars) par action, d'un bloc d'actions Infogrames Entertainment S.A., code Sicovam 5257, inscrites sur le Registre des actionnaires de la Societe, selon les modalites suivantes :

- Infogrames Entertainment SA, vend 8.000.000 d'actions d'auto-controle au prix unitaire de 12,19 Euros (soit 10,75 US dollars) :

-        General Atlantic Partners (Bermuda) L.P. ("GAP Bermuda") achete
         6.529.920 actions au prix unitaire de 12,19 Euros (soit 10,75 US dollars) ;

-        GAP Coinvestment Partners II. L.P. ("GAP Coinvestment" ) achete
         1.462.676 actions au prix unitaire de 12,19 Euros (soit 10,75 US dollars) et ;

- GAPCO GmbH & Co. KG ("GAP Germany") achete 7.404 actions au prix unitaire de 12,19 Euros (soit 10,75 US dollars).

         Votre etablissement n'interviendra pas dans le reglement de cette transaction et votre responsabilite ne sera pas engagee a ce sujet.

         Nous vous demandons de bien vouloir nous transmettre, apres realisation de cette cession :

- une attestation d'inscription en compte certifiant le nombre total d'actions detenues par GAP Bermuda ;

                                                                  EXECUTION COPY
                                                                       EXHIBIT B


- une attestation d'inscription en compte certifiant le nombre total d'actions detenues par GAP Coinvestment ;

- une attestation d'inscription en compte certifiant le nombre total d'actions detenues par GAP Germany.

         Nous vous prions de croire, Chere Madame, a l'expression de nos salutations distinguees.

                                    INFOGRAMES ENTERTAINMENT S.A.


                                    Par:
                                         ---------------------------------------
                                         Nom:
                                         Qualite:




                                    GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

                                    Par: GAP (BERMUDA) Ltd., a General Partner

                                    Par:
                                         ---------------------------------------
                                         Nom:Matthew Nimetz
                                         Qualite: A Vice President

                                    GAP COINVESTMENT PARTNERS II, L.P.

                                    Par:
                                         ---------------------------------------
                                         Nom :  Matthew Nimetz
                                         Qualite: A General Partner


                                    GAPCO GmbH & Co. KG

                                    Par:  GAPCO MANAGEMENT GmbH, its General
                                          Partner

                                    Par:
                                         ---------------------------------------
                                         Nom: Matthew Nimetz
                                         Qualite: Managing Director

                                                                  EXECUTION COPY
                                                                       EXHIBIT C


                            BANK ACCOUNT INFORMATION


Citibank, NA, NY
SWIFT code: CITIUS33XXX
ABA code: 031 000 089
Chips: 120 400
In favor of Credit Agricole Indosuez Lyon Entreprises
Account number: 10924645
Reference: Infogrames Entertainment

                                                                  EXECUTION COPY
                                                                       EXHIBIT D



                       ATTESTATION D'INSCRIPTION EN COMPTE

                           [EN-TETE DE LA BANQUE NSMD]

                                   ATTESTATION

Nous soussignes, Banque de Neuflize, Schlumberger, Mallet, Demachy, societe anonyme a Directoire et Conseil de Surveillance au capital de 197 206 724 Euros, ayant son siege social au 3 avenue Hoche - 75008 PARIS, immatriculee au Registre du Commerce et des Societes de Paris sous le numero PARIS B 552 003 261 representee par Madame Edith MARTINOT et Monsieur Bernard GALDIN.

Certifions que ___________________ situe a ________________, est inscrite sur les registres de la Societe ___________ pour ________ actions en compte nominatif pur sous l'identifiant n(degree) __________.

            Fait a Paris, le _________________


          Edith MARTINOT                                         Bernard GALDIN

                                                                  EXECUTION COPY
                                                                       EXHIBIT E



                              CAPITALIZATION TABLE

                                      As of December 28, 2001                    As of December 28, 2001
                                                                                     (pro forma (1))

                                     Primary       Fully Diluted (2)           Primary          Fully Diluted (2)
                                     -------       -----------------           -------          -----------------
Outstanding Shares (3)              90,722,881       115,009,684 (4)          98,722,881         123,009,684 (4)

Treasury Shares (5)                 13,367,996        13,367,996 (4)           5,367,996           5,367,996 (4)

Voting Rights (5)                  105,498,202       129,785,005 (4)         113,498,202         137,785,005 (4)


(1) Pro forma for sale of 8,000,000 shares with one vote each to Purchasers.

(2) This (i) assumes vesting of all stock options and (ii) does not take into account any shares that may be subscribed pursuant to the Company's Plan d'Epargne d'Entreprise for the period ending December 31, 2001.

(3) For the purposes of this table, "outstanding shares" does not include treasury shares. The Company's capital emis (issued shares) is 104,090,877 shares.

(4) Does not include 2,179,139 shares issuable upon conversion of 2,179,139 convertible bonds 2005 owned by the Company, which have or will be cancelled, or related voting rights.

(5) Treasury shares have no voting rights. The resolutions adopted by the shareholders of the Company in December 2001 provide that the number of treasury shares held by the Company on June 30, 2002 may not exceed 9.5% of the Company's outstanding capital.